Exhibit 99.2

                                               For More Information
                                               Mark Severson, CFO, 336.626.8351


                            [LOGO] FNB UNITED CORP.
_________________________________________________________________________
               FNB United Corp. P.O. Box 1328, Asheboro, NC 27204
               150 South Fayetteville Street, Asheboro, NC 27203



               Huffman elected to FNB United, CommunityONE Boards

         October 22, 2007 - Asheboro, NC - FNB United Corp. (NASDAQ:FNBN), the holding company for CommunityONE Bank, N.A., today announced the election of Hal
F. "Chip" Huffman to the Boards of Directors of FNB United Corp and its subsidiary, CommunityONE Bank, N.A.

         Huffman was a founding member of the Board of Catawba Valley Bank and also served as a director for Integrity Financial, the Bank's holding company. He currently is a member of the Catawba Advisory Board for CommunityONE Bank.

         "We are delighted that Chip Huffman has been elected to serve on the board of directors to fill Pete Huntley's unexpired term," reported Michael C. Miller, FNB United Chairman. "Chip has an unparalleled record of service on behalf of the citizens in the Hickory and Catawba Community, and his direct retail business experience will provide terrific guidance with our customer service efforts and initiatives."

         A lifelong resident of Hickory, Huffman is a graduate of Hickory High School and attended Catawba Valley Community College. He is the President of Huffman Enterprises, Inc., the Ace Hardware distributor in Hickory. Huffman served for many years on the board of the Hickory Merchants Association, and was instrumental in the formation of and currently serves as the President of the Unifour Foundation, serving the Unifour Counties of Catawba, Alexander, Burke and Caldwell.

         FNB United Corp. is the central North Carolina-based bank holding company for CommunityONE Bank, N.A., and the bank's subsidiary, Dover Mortgage Company. Opened in 1907, CommunityONE (MyYesBank.com) operates 43 offices in 35 communities throughout central, southern and western North Carolina. Opened in 1986, Dover, based in Charlotte, NC, joined FNB United in 2003 and has a retail origination network in key growth markets across the state in addition to wholesale operations. Through these companies, FNB United offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, wealth management and internet banking services.


Transmitted on Business Wire on October 23, 2007, at 9:30 a.m. EDT.

                                      * * *